Exhibit 99.1

South Plains Financial, Inc. Reports Second Quarter 2024 Financial Results

LUBBOCK, Texas, July 18, 2024 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended June 30, 2024.

Second Quarter 2024 Highlights

●
Net income for the second quarter of 2024 was $11.1 million, compared to $10.9 million for the first quarter of 2024 and $29.7 million for the second quarter of 2023. The decrease in net income for the second quarter of 2024 as compared to the second quarter of 2023 was primarily due to the sale of Windmark Insurance Agency, Inc. (“Windmark”) in the second quarter of 2023, which resulted in a gain of $33.5 million before taxes and related expenses.

●	Diluted earnings per share for the second quarter of 2024 was $0.66, compared to $0.64 for the first quarter of 2024 and $1.71 for the second quarter of 2023.
●	Average cost of deposits for the second quarter of 2024 was 243 basis points, compared to 241 basis points for the first quarter of 2024 and 169 basis points for the second quarter of 2023.
●	Net interest margin, calculated on a tax-equivalent basis, was 3.63% for the second quarter of 2024, compared to 3.56% for the first quarter of 2024 and 3.65% for the second quarter of 2023.
●	Nonperforming assets to total assets were 0.57% at June 30, 2024, compared to 0.10% at March 31, 2024 and 0.51% at June 30, 2023.
●	Return on average assets for the second quarter of 2024 was 1.07% annualized, compared to 1.04% annualized for the first quarter of 2024 and 2.97% annualized for the second quarter of 2023.
●	Tangible book value (non-GAAP) per share was $24.15 as of June 30, 2024, compared to $23.56 as of March 31, 2024 and $21.82 as of June 30, 2023.
●
The consolidated total risk-based capital ratio, Common Equity Tier 1 risk-based capital ratio, and Tier 1 leverage ratio at June 30, 2024 were 16.86%, 12.61%, and 11.81%, respectively. These ratios significantly exceeded the minimum regulatory levels necessary to be deemed “well-capitalized”.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “Our second quarter results demonstrate our successful efforts to drive profitability and returns as we continue to strive to be a high performing bank. Strength in the quarter came from robust loan growth which lifted the yield on our loan portfolio and contributed to our net interest margin expansion. We also continued to closely manage our liquidity with a focus on maximizing the profitability and returns of the Bank. This led to a modest reduction in customer deposits as we worked to keep deposit costs steady through the quarter. Importantly, we believe competitive pressures for deposits have started to ease while new loan yields have remained robust, leading to our solid net interest margin expansion in the quarter. We also continue to aggressively manage the credit quality of our loan portfolio, having moved a multi-family property loan to nonaccrual during the period. This is a loan that we have had rated substandard since June of last year and have been closely monitoring and proactively working on the credit over that time period. Our actions demonstrate our credit culture, which is focused on identifying problems early, working with our borrowers and taking the appropriate steps to resolve challenges. Looking forward, we believe we are in a solid position as the credit quality of our loan portfolio is strong, we have ample opportunities to drive organic growth across our markets, and we continue to significantly exceed the minimum regulatory levels necessary for the Company and the Bank to be deemed well capitalized.”

Results of Operations, Quarter Ended June 30, 2024

Net Interest Income

Net interest income was $35.9 million for the second quarter of 2024, compared to $35.4 million for the first quarter of 2024 and $34.6 million for the second quarter of 2023. Net interest margin, calculated on a tax-equivalent basis, was 3.63% for the second quarter of 2024, compared to 3.56% for the first quarter of 2024 and 3.65% for the second quarter of 2023. The average yield on loans was 6.60% for the second quarter of 2024, compared to 6.53% for the first quarter of 2024 and 5.94% for the second quarter of 2023. The average cost of deposits was 243 basis points for the second quarter of 2024, which is 2 basis points higher than the first quarter of 2024 and 74 basis points higher than the second quarter of 2023.

Interest income was $59.2 million for the second quarter of 2024, compared to $58.7 million for the first quarter of 2024 and $50.8 million for the second quarter of 2023. Interest income increased $481 thousand in the second quarter of 2024 from the first quarter of 2024, which was primarily comprised of an increase of $1.6 million in loan interest income and a decrease of $930 thousand in interest income on other interest-earning assets. The growth in loan interest income was due to an increase in average loans of $68.1 million and a rise of 7 basis points in the yield on loans. The decrease in interest income on other interest-earning assets was predominately a result of deploying liquidity into loans during the quarter. Interest income increased $8.4 million in the second quarter of 2024 compared to the second quarter of 2023. This increase was primarily due to an increase of average loans of $188.5 million and higher market interest rates during the period, resulting in growth of $7.7 million in loan interest income, and a higher liquidity level year over year.

Interest expense was $23.3 million for the second quarter of 2024, compared to $23.4 million for the first quarter of 2024 and $16.2 million for the second quarter of 2023. Interest expense was flat compared to the first quarter of 2024 and increased $7.1 million compared to the second quarter of 2023. The $7.1 million increase was primarily as a result of significantly higher short-term interest rates on interest-bearing liabilities, with the increase being mainly comprised of interest expense on deposits. Additionally, interest-bearing deposits were higher during the second quarter of 2024 compared to the second quarter of 2023, which also contributed to the higher interest expense.

Noninterest Income and Noninterest Expense

Noninterest income was $12.7 million for the second quarter of 2024, compared to $11.4 million for the first quarter of 2024 and $47.1 million for the second quarter of 2023. The increase from the first quarter of 2024 was primarily due to increases of $1.0 million in bank card services and interchange revenue mainly as a result of continued growth in customer card usage and incentives received during the period and $408 thousand in income from investments in Small Business Investment Companies. These increases were partially offset by a decrease of $548 thousand in mortgage banking revenues, mainly from a decrease of $735 thousand in the fair value adjustment of the mortgage servicing rights assets as interest rates that affect the value were relatively flat after rising modestly in the first quarter of 2024. The decrease in noninterest income for the second quarter of 2024 as compared to the second quarter of 2023 was primarily due to the $33.5 million gain on sale of Windmark in the second quarter of 2023 and a decrease of $1.9 million in mortgage banking activities revenue. The decrease of $1.9 million in mortgage banking revenues was mainly from a decline of $1.1 million in the fair value adjustment of the mortgage servicing rights assets as interest rates that affect the value were relatively flat after rising modestly in the second quarter of 2023 and an increase of $14.3 million in originations of mortgage loans held for sale due to typical seasonality.

Noninterest expense was $32.6 million for the second quarter of 2024, compared to $31.9 million for the first quarter of 2024 and $40.5 million for the second quarter of 2023. The $642 thousand increase from the first quarter of 2024 was largely the result of a rise of $436 thousand in mortgage commission expense as mortgage loan originations increased. The decrease in noninterest expense for the second quarter of 2024 as compared to the second quarter of 2023 was largely the result of second quarter 2023 activities of $4.5 million in personnel and transaction expenses as part of the aforementioned Windmark sale plus related incentive compensation and a $3.4 million loss on the sale of securities.

Loan Portfolio and Composition

Loans held for investment were $3.09 billion as of June 30, 2024, compared to $3.01 billion as of March 31, 2024 and $2.98 billion as of June 30, 2023. The $82.5 million, or 2.7%, increase during the second quarter of 2024 as compared to the first quarter of 2024 remained relationship-focused and occurred primarily in direct-energy loans, seasonal agricultural-related loans, and single-family property loans, partially offset by decreases in consumer auto loans. As of June 30, 2024, loans held for investment increased $115.2 million, or 3.9%, from June 30, 2023, primarily attributable to strong organic loan growth, occurring mainly in multi-family property loans, direct-energy loans, and single-family property loans, partially offset by decreases in consumer auto loans.

Deposits and Borrowings

Deposits totaled $3.62 billion as of June 30, 2024, compared to $3.64 billion as of March 31, 2024 and $3.57 billion as of June 30, 2023. Deposits decreased by $14.1 million, or 0.4%, in the second quarter of 2024 from March 31, 2024. As of June 30, 2024, deposits increased $50.0 million, or 1.4%, from June 30, 2023. Noninterest-bearing deposits were $951.6 million as of June 30, 2024, compared to $974.2 million as of March 31, 2024 and $1.10 billion as of June 30, 2023. Noninterest-bearing deposits represented 26.3% of total deposits as of June 30, 2024. The quarterly change in total deposits was mainly due to a modest decrease in noninterest-bearing deposits. The year-over-year increase in total deposits was primarily the result of growth of $71 million in brokered deposits in the third quarter of 2023 given the overall focus in the banking industry on improving liquidity.

Asset Quality

The Company recorded a provision for credit losses in the second quarter of 2024 of $1.8 million, compared to $830 thousand in the first quarter of 2024 and $3.7 million in the second quarter of 2023. The provision during the first quarter of 2024 was largely attributable to net charge-off activity, increased loan balances, and higher nonperforming loans during the quarter.

The ratio of allowance for credit losses to loans held for investment was 1.40% as of June 30, 2024, compared to 1.40% as of March 31, 2024 and 1.45% as of June 30, 2023.

The ratio of nonperforming assets to total assets was 0.57% as of June 30, 2024, compared to 0.10% as of March 31, 2024 and 0.51% as of June 30, 2023. A previously classified $20.6 million multi-family property credit was placed on nonaccrual status in the second quarter of 2024 after the maturity date was accelerated. Annualized net charge-offs were 0.10% for the second quarter of 2024, compared to 0.13% for the first quarter of 2024 and 0.05% for the second quarter of 2023.

Capital

Book value per share increased to $25.45 at June 30, 2024, compared to $24.87 at March 31, 2024. The change was primarily driven by $8.8 million of net income after dividends paid. Tangible common equity to tangible assets (non-GAAP) increased 22 basis points to 9.44% in the second quarter of 2024.

Conference Call

South Plains will host a conference call to discuss its second quarter 2024 financial results today, July 18, 2024, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13747117. The replay will be available until August 1, 2024.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events and South Plains’ financial performance. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; potential recession in the United States and our market areas; the impacts related to or resulting from bank failures and any continuation of uncertainty in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto; increased competition for deposits in our market areas and related changes in deposit customer behavior; the impact of changes in market interest rates, whether due to continued elevated interest rates or potential reduction in interest rates and a resulting decline in net interest income; the persistence of the current inflationary pressures, or the resurgence of elevated levels of inflation, in the United States and our market areas; the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; increases in unemployment rates in the United States and our market areas; declines in commercial real estate values and prices; uncertainty regarding United States fiscal debt and budget matters; cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks; severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events; competition and market expansion opportunities; changes in non-interest expenditures or in the anticipated benefits of such expenditures; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; potential increased regulatory requirements and costs related to the transition and physical impacts of climate change; current or future litigation, regulatory examinations or other legal and/or regulatory actions; and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Selected Income Statement Data:
Interest income	$59,208	$58,727	$57,236	$56,528	$50,821
Interest expense	23,320	23,359	22,074	20,839	16,240
Net interest income	35,888	35,368	35,162	35,689	34,581
Provision for credit losses	1,775	830	600	(700)	3,700
Noninterest income	12,709	11,409	9,146	12,277	47,112
Noninterest expense	32,572	31,930	30,597	31,489	40,499
Income tax expense	3,116	3,143	2,787	3,683	7,811
Net income	11,134	10,874	10,324	13,494	29,683
Per Share Data (Common Stock):
Net earnings, basic	0.68	0.66	0.63	0.80	1.74
Net earnings, diluted	0.66	0.64	0.61	0.78	1.71
Cash dividends declared and paid	0.14	0.13	0.13	0.13	0.13
Book value	25.45	24.87	24.80	22.39	23.13
Tangible book value (non-GAAP)	24.15	23.56	23.47	21.07	21.82
Weighted average shares outstanding, basic	16,425,360	16,429,919	16,443,908	16,842,594	17,048,432
Weighted average shares outstanding, dilutive	16,932,077	16,938,857	17,008,892	17,354,182	17,386,515
Shares outstanding at end of period	16,424,021	16,431,755	16,417,099	16,600,442	16,952,072
Selected Period End Balance Sheet Data:
Cash and cash equivalents	298,006	371,939	330,158	352,424	295,581
Investment securities	591,031	599,869	622,762	584,969	628,093
Total loans held for investment	3,094,273	3,011,799	3,014,153	2,993,563	2,979,063
Allowance for credit losses	43,173	42,174	42,356	42,075	43,137
Total assets	4,220,936	4,218,993	4,204,793	4,186,440	4,150,129
Interest-bearing deposits	2,672,948	2,664,397	2,651,952	2,574,361	2,473,755
Noninterest-bearing deposits	951,565	974,174	974,201	1,046,253	1,100,767
Total deposits	3,624,513	3,638,571	3,626,153	3,620,614	3,574,522
Borrowings	110,261	110,214	110,168	122,493	122,447
Total stockholders’ equity	417,985	408,712	407,114	371,716	392,029
Summary Performance Ratios:
Return on average assets (annualized)	1.07%	1.04%	0.99%	1.27%	2.97%
Return on average equity (annualized)	10.83%	10.72%	10.52%	14.01%	31.33%
Net interest margin (1)	3.63%	3.56%	3.52%	3.52%	3.65%
Yield on loans	6.60%	6.53%	6.29%	6.10%	5.94%
Cost of interest-bearing deposits	3.33%	3.27%	3.14%	2.93%	2.45%
Efficiency ratio	66.72%	67.94%	68.71%	65.34%	49.39%
Summary Credit Quality Data:
Nonperforming loans	23,452	3,380	5,178	4,783	21,039
Nonperforming loans to total loans held for investment	0.76%	0.11%	0.17%	0.16%	0.71%
Other real estate owned	755	862	912	242	249
Nonperforming assets to total assets	0.57%	0.10%	0.14%	0.12%	0.51%
Allowance for credit losses to total loans held for investment	1.40%	1.40%	1.41%	1.41%	1.45%
Net charge-offs to average loans outstanding (annualized)	0.10%	0.13%	0.08%	0.05%	0.05%

	As of and for the quarter ended
	June 30 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Capital Ratios:
Total stockholders’ equity to total assets	9.90%	9.69%	9.68%	8.88%	9.45%
Tangible common equity to tangible assets (non-GAAP)	9.44%	9.22%	9.21%	8.40%	8.96%
Common equity tier 1 to risk-weighted assets	12.61%	12.67%	12.41%	12.19%	12.11%
Tier 1 capital to average assets	11.81%	11.51%	11.33%	11.13%	11.67%
Total capital to risk-weighted assets	16.86%	17.00%	16.74%	16.82%	16.75%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	June 30, 2024			June 30, 2023

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$3,082,601	$50,579	6.60%	$2,894,087	$42,872	5.94%
Debt securities - taxable	533,553	5,285	3.98%	575,983	5,365	3.74%
Debt securities - nontaxable	155,408	1,022	2.64%	210,709	1,403	2.67%
Other interest-bearing assets	225,720	2,545	4.53%	149,996	1,484	3.97%

Total interest-earning assets	3,997,282	59,431	5.98%	3,830,775	51,124	5.35%
Noninterest-earning assets	171,472			182,752

Total assets	$4,168,754			$4,013,527

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,221,427	17,652	3.20%	$2,059,182	12,484	2.43%
Time deposits	392,778	3,977	4.07%	299,358	1,949	2.61%
Short-term borrowings	3	-	0.00%	325	5	6.17%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	63,845	835	5.26%	76,031	1,013	5.34%
Junior subordinated deferrable interest debentures	46,393	856	7.42%	46,393	789	6.82%

Total interest-bearing liabilities	2,724,446	23,320	3.44%	2,481,289	16,240	2.63%
Demand deposits	960,106			1,075,514
Other liabilities	70,854			76,727
Stockholders’ equity	413,348			379,997

Total liabilities & stockholders’ equity	$4,168,754			$4,013,527

Net interest income		$36,111			$34,884
Net interest margin (2)			3.63%			3.65%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2024	December 31, 2023

Assets
Cash and due from banks	$46,024	$62,821
Interest-bearing deposits in banks	251,982	267,337
Securities available for sale	591,031	622,762
Loans held for sale	16,585	14,499
Loans held for investment	3,094,273	3,014,153
Less: Allowance for credit losses	(43,173)	(42,356)
Net loans held for investment	3,051,100	2,971,797
Premises and equipment, net	53,952	55,070
Goodwill	19,315	19,315
Intangible assets	2,064	2,429
Mortgage servicing rights	26,426	26,569
Other assets	162,457	162,194
Total assets	$4,220,936	$4,204,793

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$951,565	$974,201
Interest-bearing deposits	2,672,948	2,651,952
Total deposits	3,624,513	3,626,153
Subordinated debt	63,868	63,775
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	68,177	61,358
Total liabilities	3,802,951	3,797,679
Stockholders’ Equity
Common stock	16,424	16,417
Additional paid-in capital	97,766	97,107
Retained earnings	362,855	345,264
Accumulated other comprehensive income (loss)	(59,060)	(51,674)
Total stockholders’ equity	417,985	407,114
Total liabilities and stockholders’ equity	$4,220,936	$4,204,793

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Interest income:
Loans, including fees	$50,571	$42,864	$99,503	$82,461
Other	8,637	7,957	18,432	15,808
Total interest income	59,208	50,821	117,935	98,269
Interest expense:
Deposits	21,629	14,433	43,292	25,803
Subordinated debt	835	1,013	1,670	2,025
Junior subordinated deferrable interest debentures	856	789	1,717	1,540
Other	-	5	-	5
Total interest expense	23,320	16,240	46,679	29,373
Net interest income	35,888	34,581	71,256	68,896
Provision for credit losses	1,775	3,700	2,605	4,710
Net interest income after provision for credit losses	34,113	30,881	68,651	64,186
Noninterest income:
Service charges on deposits	1,949	1,745	3,762	3,446
Income from insurance activities	30	37	64	1,448
Mortgage banking activities	3,397	5,258	7,342	7,544
Bank card services and interchange fees	4,052	4,043	7,113	6,999
Gain on sale of subsidiary	—	33,488	—	33,488
Other	3,281	2,541	5,837	4,878
Total noninterest income	12,709	47,112	24,118	57,803
Noninterest expense:
Salaries and employee benefits	19,199	23,437	38,187	42,691
Net occupancy expense	4,029	4,303	7,949	8,135
Professional services	1,738	1,716	3,221	3,364
Marketing and development	860	784	1,614	1,720
Other	6,746	10,259	13,531	16,950
Total noninterest expense	32,572	40,499	64,502	72,860
Income before income taxes	14,250	37,494	28,267	49,129
Income tax expense	3,116	7,811	6,259	10,202
Net income	$11,134	$29,683	$22,008	$38,927

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	For the quarter ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Pre-tax, pre-provision income
Net income	$11,134	$10,874	$10,324	$13,494	$29,683
Income tax expense	3,116	3,143	2,787	3,683	7,811
Provision for credit losses	1,775	830	600	(700)	3,700
Pre-tax, pre-provision income	$16,025	$14,847	$13,711	$16,477	$41,194

Efficiency Ratio
Noninterest expense	$32,572	$31,930	$30,597	$31,489	$40,499

Net interest income	35,888	35,368	35,162	35,689	34,581
Tax equivalent yield adjustment	223	223	225	229	303
Noninterest income	12,709	11,409	9,146	12,277	47,112
Total income	48,820	47,000	44,533	48,195	81,996

Efficiency ratio	66.72%	67.94%	68.71%	65.34%	49.39%

Noninterest expense	$32,572	$31,930	$30,597	$31,489	$40,499
Less: Subsidiary transaction and related expenses	—	—	—	—	(4,532)
Less: net loss on sale of securities	—	—	—	—	(3,409)
Adjusted noninterest expense	32,572	31,930	30,597	31,489	32,558

Total income	48,820	47,000	44,533	48,195	81,996
Less: gain on sale of subsidiary	—	—	—	(290)	(33,488)
Adjusted total income	48,820	47,000	44,533	47,905	48,508

Adjusted efficiency ratio	66.72%	67.94%	68.71%	65.73%	67.12%

	As of
	June 30, 2024	March 31, 2024	December 31, 2023		September 30, 2023		June 30, 2023
Tangible common equity
Total common stockholders’ equity	$417,985	$408,712	$	$ 407,114	$	$ 371,716	$	$ 392,029
Less: goodwill and other intangibles	(21,379)	(21,562)		(21,744)		(21,936)		(22,149)

Tangible common equity	$396,606	$387,150	$	$ 385,370	$	$ 349,780	$	$ 369,880

Tangible assets
Total assets	$4,220,936	$4,218,993	$	$ 4,204,793	$	$ 4,186,440	$	$ 4,150,129
Less: goodwill and other intangibles	(21,379)	(21,562)		(21,744)		(21,936)		(22,149)

Tangible assets	$4,199,557	$4,197,431	$	$ 4,183,049	$	$ 4,164,504	$	$ 4,127,980

Shares outstanding	16,424,021	16,431,755		16,417,099		16,600,442		16,952,072

Total stockholders’ equity to total assets	9.90%	9.69%		9.68%		8.88%		9.45%
Tangible common equity to tangible assets	9.44%	9.22%		9.21%		8.40%		8.96%
Book value per share	$25.45	$24.87		$24.80		$22.39		$23.13
Tangible book value per share	$24.15	$23.56		$23.47		$21.07		$21.82